EXHIBIT 99.1

First State Financial Corporation Announces Earnings of $0.16 Per Diluted Share for the Third Quarter of 2007

SARASOTA, Fla., Oct. 19, 2007 (PRIME NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) reported third quarter 2007 net income of $975 thousand, or $0.16 per diluted share, as compared to $1.4 million, or $0.23 per diluted share, in the third quarter of 2006. The decrease in earnings from the prior-year quarterly results is attributable primarily to a $276 thousand decrease in other income, a $155 thousand increase in non-interest expense and a small decline in net interest income. Net interest income decreased 2.65% to $4.5 million for the third quarter of 2007 from $4.6 million for the third quarter 2006 primarily due to an overall increase in interest rates, partially offset by volume growth in the loan portfolio. The annualized net interest margin on a tax equivalent basis for the quarter ended September 30, 2007 was 4.05%, compared to 4.52% for the third quarter of 2006.

Non-interest expense for the third quarter of 2007 increased by approximately $155 thousand to $3.1 million, compared with $2.9 million for the third quarter of 2006, an increase of 5.29%. To further position the Bank for continued growth and to staff the opening of a branch, new staff and officer positions were added over the past year. As of September 30, 2007, there were 122 full-time equivalent employees compared to 105 at September 30, 2006. A new branch opened during August 2007 in Largo and new office space was completed to centralize certain operations and departments of the Bank, resulting in increased occupancy costs. A branch opening in Clearwater is scheduled for December of 2007 and new branches are planned for Venice and Sarasota in the 2nd and 3rd quarters of 2008, respectively.

Non-interest income for the third quarter of 2007 was $508 thousand compared to $784 thousand for the third quarter of 2006. The decrease from 2006 to 2007 was primarily due to a reduction in residential real estate mortgage fees.

Net income for the nine months ended September 30, 2007 was $3.0 million compared to $3.9 million for the same period of 2006. On a per diluted share basis, earnings were $0.51 for the nine months ended September 30, 2007 compared to $0.66 for the same period in 2006. Net interest income for the nine months ended September 30, 2007 remained stable at $13.3 million compared to the same period of 2006. Non-interest expense for the nine months ended September 30, 2007 was $9.4 million compared to $8.3 million for the same period in 2006. The annualized net interest margin on a tax equivalent basis for the nine months ended September 30, 2007 was 4.19%, compared to 4.64% for the nine months ended September 30, 2006.

As of September 30, 2007, the allowance for loan losses totaled $4.8 million, or 1.17% of total loans and 440% of non-performing loans compared to $4.2 million, or 1.11% and 456% of non-performing loans as of September 30, 2006. Annualized net charge-offs amounted to 0.41% of average loans for the quarter ended September 30, 2007 compared to annualized net recoveries of 0.02% of average loans for the quarter ended September 30, 2006.

"The slowdown in both residential and commercial real estate activity in our primary market areas continue to impact First State's revenues", said John E. "Jed" Wilkinson, President and CEO. Wilkinson went on to say, "the decline in other income is directly related to the residential mortgage market, which is based on reduced sales activity and a reduction in secondary market mortgage products available to our customers. Competitive pressures coupled with the September interest rate reduction resulted in the decline of net interest margins. We believe First State Bank is well positioned to continue to grow profitably. We opened a new office in September and will open one more before year end, with two more planned for 2008."

Total assets increased $38.1 million or 8.70% to $476.0 million as of September 30, 2007, compared with $437.9 million a year ago. Total gross loans grew 8.67% to $407.5 million as of September 30, 2007 compared to $375.0 million as of September 30, 2006. Total deposits increased 0.62% to $387.8 million as of September 30, 2007 from $385.4 million as of September 30, 2006.

For the third quarter of 2007, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was paid on September 28, 2007 for shareholders of record as of September 14, 2007.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from seven locations, three branches in Sarasota County and four branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

 First State Financial Corporation
 Unaudited Summary Consolidated Statements of Income

 (in thousands, except for per share data)
                                    For the              For the
                                quarter ended       nine months ended
                                 September 30,        September 30,
                              ------------------    ------------------
                                2007      2006       2007        2006
                              -------    -------    -------    -------
 Interest income              $ 8,987    $ 8,218    $26,126    $22,806
 Interest expense               4,525      3,635     12,801      9,468
                              -------    -------    -------    -------
 Net interest income            4,462      4,583     13,325     13,338
 Provision for loan loss         (345)      (305)      (822)      (985)
 Non-interest income              508        784      1,648      2,181
 Non-interest expense          (3,086)    (2,931)    (9,353)    (8,348)
                              -------    -------    -------    -------
 Income before income
  tax expense                   1,539      2,131      4,798      6,186
 Income tax expense               564        752      1,757      2,310
                              -------    -------    -------    -------
 Net income                   $   975    $ 1,379    $ 3,041    $ 3,876

 Basic earnings per share     $  0.16    $  0.24    $  0.52    $  0.66
 Diluted earnings per share   $  0.16    $  0.23    $  0.51    $  0.66

 Selected financial data
 (in thousands except for per share data)

                                          For the nine months ended
                                                 September 30,
                                              2007          2006
                                           ----------    ----------

 Average loans outstanding                 $  385,692    $  358,810
 Average earning assets                    $  428,073    $  386,645
 Annualized return on average assets             0.91%         1.28%
 Annualized return on average equity             7.70%        11.21%
 Net interest margin on a
  fully tax equivalent basis                     4.19%         4.64%

 Weighted average diluted shares            5,917,685     5,909,451

                                                 At September 30,
                                               2007          2006
                                            ----------     ----------
 Book Value                                 $     8.55     $     8.09
 End of period shares outstanding            5,920,300      5,874,050

 Total earning assets                       $  456,095     $  420,604
 Total assets                               $  476,041     $  437,934
 Total stockholders equity                  $   50,629     $   47,504

 Net loan (charge-offs) / recoveries             ($416)         ($229)
 Non-accrual loans                          $    1,084     $      910
 Non-accrual loans as a % of total
  gross loans                                     0.27%          0.24%

CONTACT: First State Financial Corporation
         John E. "Jed" Wilkinson, President and CEO
         941-929-9000
         jwilkinson@firststatefl.com